Exhibit 99.1

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USG CORPORATION MAKES FINAL $3.05 BILLION PAYMENT TO TRUST
Company adopts 15 percent-triggered shareholder rights plan
     Chicago, December 21, 2006 — USG Corporation (NYSE: USG), a leading building products company, announced today that it made the final payment to the United States Gypsum Asbestos Personal Injury Settlement Trust. The $3.05 billion payment represents the final amounts due under the previously announced settlement agreement and plan of reorganization that enabled the company to emerge from its reorganization proceedings on June 20, 2006.
     Under terms of the company’s bankruptcy plan of reorganization, USG agreed to make three payments totaling $3.95 billion to a trust that will compensate asbestos personal injury claimants. The first payment of $900 million was made on June 20, 2006. The company elected to combine into a single $3.05 billion payment the second required installment, due 10 days following the adjournment of the 109th Congress, and the third installment, due 180 days following the second payment. Accelerating the third payment permits the company to maximize 2006 deductions necessary for a $1.1 billion federal tax refund expected to be received in 2007.
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USG CORPORATION MAKES FINAL $3.05 BILLION PAYMENT TO TRUST/2
     “We achieved the goals we established when we filed for chapter 11 protection in 2001,” said William C. Foote, USG chairman and CEO. “Our shareholders’ interests were preserved, our creditors are being paid in full with interest, asbestos personal injury claims have been permanently resolved and USG’s operations are stronger than ever before.”
     Foote continued, “We are optimistic about USG’s future and look forward to continued success implementing our strategic plans, unencumbered by asbestos liabilities.”
     The payment was funded using cash on hand, proceeds from the $500 million senior note offering completed in November and borrowings under the bank term loan and tax bridge term loan facilities established in August. A federal tax refund of $1.1 billion will be used to repay borrowing under the tax bridge term loan facility.
OTHER CORPORATE NEWS—NEW SHAREHOLDER RIGHTS PLAN
     USG also announced that it has adopted a new shareholder rights plan with a 15 percent share ownership trigger. USG determined not to extend the term of the existing reorganization rights plan with a 5 percent share ownership trigger that it adopted in connection with the company’s emergence from reorganization proceedings. As a result, the reorganization rights plan will expire on December 31, 2006.
     The new plan will take effect upon expiration of the reorganization rights plan. Under the new plan, if any person acquires beneficial ownership of 15 percent or more of USG’s voting stock, shareholders other than the 15 percent triggering shareholder will have the right to purchase additional shares of USG common stock at half their market price, thereby diluting the triggering shareholder. The new plan is similar to the rights plan that USG had in effect from the 1980s through its emergence from reorganization proceedings earlier this year. Pursuant to USG’s

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USG CORPORATION MAKES FINAL $3.05 BILLION PAYMENT TO TRUST/3
prior agreement with Berkshire Hathaway Inc. as part of Berkshire Hathaway’s commitment to backstop the $1.8 billion rights offering that USG completed in August, Berkshire Hathaway may acquire up to 40 percent of USG’s shares through August 1, 2013 without triggering the rights.
     The USG Board also adopted a Three-Year Independent Director Evaluation (“TIDE”) policy with respect to the rights plan. Under the TIDE policy, a Board committee composed solely of independent directors will review the rights plan at least once every three years to determine whether to modify the plan in light of all relevant factors.
     USG Corporation is a Fortune 500 manufacturer and distributor of high-performance building systems through its United States Gypsum Company, USG Interiors, Inc. and L&W Supply Corporation subsidiaries. Headquartered in Chicago, the company serves the residential and non-residential construction markets, repair and remodel construction markets, and industrial processes. USG’s wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply center locations efficiently stock and deliver building materials nationwide. For additional information, visit the USG Web site at www.usg.com.
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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions, including statements relating to the amount and timing of the expected tax refund and the strength of and outlook for USG’s operations. Actual results could differ due to, various other factors, including timing of certain actions related to the tax refund, economic conditions such as the levels of new home and other construction activity; competitive conditions, such as price and product competition; increases in raw material, energy and employee costs; the loss of one or more major customers; capacity constraints; capital market conditions and availability of borrowings under the corporation’s credit agreement; the unpredictable effects of acts of terrorism or war upon domestic and international economies and financial markets; acts of God; and the other risk factors listed from time to time by the corporation in documents and reports it files with the Securities and Exchange Commission. The corporation assumes no obligation to update any forward-looking information contained in this press release.